UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  December 31, 2011

Save The World Air, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-29185	52-2088326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

735 State Street, Suite 500 Santa Barbara, CA	93101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 845-3581

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) and (e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Effective December, 31, 2011, Eugene E. Eichler resigned as Registrant’s interim chief financial officer, due to his medical condition and disabilities.

(e)           In connection with Mr. Eichler’s resignation, Registrant and Mr. Eichler entered into a Separation Agreement and Mutual Release (the “Agreement”).  The Agreement, in material part, provides for the following:  (i) Mr. Eichler’s resignation as Registrant’s interim chief financial officer, effective December 31, 2011, due to his medical condition and disability; (ii) Registrant’s obligation to pay Mr. Eichler the amount of $150,000, representing unpaid back wages as of November 30, 2011; (iii) Registrant’s obligation to pay Mr. Eichler the amount of $175,000, representing unpaid amounts due Mr. Eichler pursuant to a prior Separation Agreement between Registrant and Mr. Eichler, dated November 9, 2006; (iv) The foregoing payments shall be made to Mr. Eichler in monthly installments of $15,000, without interest, until paid; (v) Registrant’s grant to Mr. Eichler of a separation bonus in the form of a warrant (“Warrant”) to purchase 1,000,000 shares of common stock of Registrant with an exercise price of $0.30 per share and an expiration date of December 30, 2021; (vi) Mr. Eichler has also agreed to provide consulting services to Registrant during the period January through March 2012, for a fee of $5,000 per month, and, for no additional payment, Mr. Eichler has agreed to provide Registrant with assistance, as needed, with respect to any matter related to Registrant’s Asian operations and/or the termination of such operations; (vii) A general mutual release of all claims between Registrant and Mr. Eichler, except for Registrant’s payment obligations to Mr. Eichler, as noted in subparts (ii) and (iii), above.

The foregoing description is qualified in its entirety by reference to the Agreement and Warrant, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by referenced in this Item 5.02

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

No.	Description
10.1	Separation Agreement and Mutual Release;
10.2	Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  January 4, 2012

SAVE THE WORLD AIR INC.
By: /s/ Charles Blum
Name: Charles Blum
Title: President